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                                                                    EXHIBIT 11.1

                            CELL THERAPEUTICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
            COMPUTATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE

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
                                             YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                          1996          1995          1994
                                      ------------  ------------  ------------
Net loss............................. $(13,928,189) $(19,992,475) $(19,499,283)
                                      ============  ============  ============
Net loss per share
Shares used in calculating pro forma
 net loss per share:
  Weighted average common shares out-
   standing..........................    4,939,388     4,771,247     4,716,399
                                      ------------  ------------  ------------
   Total.............................    4,939,388     4,771,247     4,716,399
                                      ============  ============  ============
Net loss per share................... $      (2.82) $      (4.19) $      (4.13)
                                      ============  ============  ============
Net loss............................. $(13,928,189)
                                      ============
Pro forma net loss per share
Shares used in calculating pro forma
 net loss per share:
  Weighted average common shares out-
   standing..........................    4,939,388
  Weighted average common shares giv-
   ing effect to conversion of con-
   vertible preferred stock to common
   stock at the time of preferred
   stock issuance....................    3,288,500
                                      ------------
   Total.............................    8,227,888
                                      ============
Pro forma net loss per share......... $      (1.69)
                                      ============
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